Exhibit 99.1
NYSE: WPZ
Date:                    Aug. 2, 2007
Williams Partners L.P. Reports Second-Quarter 2007 Financial Results
•	Four Corners NGL Margins, Lower Operating Costs, Increased Conway Storage Revenue Drive Strong 2Q Performance

•	Recurring Segment Profit Up 19% in 2Q; 9% Year-to-date

•	Distributable Cash Flow per Unit Up 76% in 2Q; 35% Year-to-Date

•	Cash Distribution Increased to 52.5 Cents per Unit

•	Net Income Reduced by Interest Expense
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced unaudited second-quarter 2007 net income of $26.2 million, or 56 cents per common unit, compared with second-quarter 2006 net income of $34.8 million and 25 cents per common unit.
     Year-to-date through June 30, Williams Partners reported net income of $40.0 million, or 87 cents per common unit, compared with $74.3 million and 60 cents per common unit for the same time frame last year.
     The second-quarter and year-to-date 2007 results were lower than the restated 2006 results primarily due to interest expense associated with the Four Corners acquisition, as well as certain non-recurring items. These declines were partially offset in the second quarter by increased consolidated segment profit.
     Distributable cash flow for limited-partner unitholders totaled $28.3 million for the second quarter of 2007, compared with $6.1 million for the same period in 2006. The key measure of distributable cash flow per weighted-average limited partner unit was 72 cents in second-quarter 2007, compared with 41 cents for second-quarter 2006.
     The increase in distributable cash flow for the quarter is due to strong operational results, lower operating costs, as well as a special cash distribution from Discovery due to hurricane-related insurance receivables.
     Year-to-date through June 30, distributable cash flow for limited-partner unitholders totaled $47.1 million, compared with $12.8 million for 2006. Also during the first half of 2007, distributable cash flow per weighted-average limited partner unit was $1.20, compared with 89 cents for 2006.
     Financial results for all periods presented have been restated to include the additional 20 percent interest in Discovery Producer Services LLC, which was recently acquired from Williams (NYSE:WMB).
     Reconciliations of the partnership’s distributable cash flow for limited-partner unitholders to net income, as well as recurring segment profit to segment profit, accompany this press release.
Additional Discovery Interest Acquisition
     In late June 2007, Williams Partners closed on an acquisition of an additional 20 percent interest in Discovery from Williams for $78 million, using cash on hand.

Williams Partners — 2Q 2007 Financial Results — Aug. 2, 2007	Page 1 of 4

     The partnership now owns a 60-percent, non-controlling interest in Discovery, which provides gathering, transportation, fractionation and processing services to producers operating in the shallow and deep waters of the Gulf of Mexico.
Recurring Segment Profit Results
     Consolidated recurring segment profit for Williams Partners for second-quarter 2007 was $47.9 million, compared with the $40.3 million for second-quarter 2006.
     Recurring segment profit for Gathering & Processing — West, which includes Four Corners, was $38.6 million in second-quarter 2007, compared with $34.6 million in 2006. The segment benefited from continued strong natural gas liquid (NGL) margins and lower operating costs. The lower operating costs were primarily due to $2.5 million lower net product imbalance losses in the second quarter. Gains and losses from product imbalances are an unpredictable component of operating costs. These benefits were partially offset by lower NGL sales volumes due to planned maintenance.
     Recurring segment profit for the NGL Services segment also improved significantly for the second-quarter. Its second-quarter recurring segment profit was $5.6 million, compared with $2 million in 2006. Lower operating costs, including $2.3 million higher gains on cavern empties, and increased storage and product upgrade revenue at Conway drove the quarterly improvement. Gains and losses on cavern empties are an unpredictable component of operating costs.
     For the six-month period ending June 30, consolidated recurring segment profit for Williams Partners was $84.6 million, compared with the $77.9 million for the first half of 2006.
     Gathering & Processing — West reported recurring segment profit of $70.2 million in the first half of 2007, compared with $64.4 million for 2006. During the first half of the year, the segment benefited from strong NGL margins and lower operating costs, including the previously noted lower product imbalance losses. These benefits were partially offset by slightly lower fee-based gathering and processing volumes, primarily in the first quarter of 2007.
     For the first six months of the year, NGL Services reported recurring segment profit of $7.1 million, compared with $4 million for the first half of 2006. The segment benefited from higher storage revenue at Conway due to higher demand and lower operating costs. These gains were partially offset by lower fractionation revenues.
     The increases in Gathering & Processing — West and NGL Services for the first half of the year were partially offset by lower equity earnings from the Discovery investment, which is part of the Gathering & Processing — Gulf segment. This was primarily due to higher operating costs.
Chief Operating Officer Perspective
     “Williams Partners’ asset base turned in a strong operational performance in the second quarter, which is reflected in recurring segment profit and distributable cash flow growth in both the quarter and the first half of the year,” said Alan Armstrong, chief operating officer of the general partner of Williams Partners.

Williams Partners — 2Q 2007 Financial Results — Aug. 2, 2007	Page 2 of 4

     “We continue to benefit from robust NGL margins at Four Corners and strong demand for both traditional and new storage services at Conway. Discovery has also processed record volumes of gas and benefited from its percent-of-liquids processing contracts,” Armstrong said.
Increase in Cash Distribution to Unitholders
     Subsequent to the close of the second quarter, the board of directors of the general partner of Williams Partners increased the quarterly cash distribution payable to unitholders to 52.5 cents from 50 cents. This was the sixth consecutive quarter the partnership increased its cash distribution.
Distributable Cash Flow and Recurring Segment Profit Definitions
     Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
     Williams Partners defines distributable cash flow per limited partner unit as distributable cash flow, as defined in the following paragraph, attributable to partnership operations plus the cash distributed by Discovery. The total distributable cash flow attributable to partnership operations is then allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement. The resulting distributable cash flow attributable to partnership operations and to its limited partners is then divided by the weighted average limited partner units outstanding to arrive at distributable cash flow per limited partner unit.
     Williams Partners defines distributable cash flow as net income plus depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less its equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures.
     Williams Partners defines recurring segment profit as segment profit excluding items of income or loss that it characterizes as unrepresentative of its ongoing operations.
     Schedules presenting Williams Partners’ consolidated statements of income, segment profit and operating information are available on Williams Partners’ web site at www.williamslp.com and as an attachment to this document.
Today’s Analyst Call
     Williams Partners’ management will discuss the partnership’s second-quarter financial results during an analyst presentation to be webcast live beginning at noon Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 263-8506. International callers should dial (719) 457-2681. Callers should dial in at least 10 minutes prior to the start of the discussion. Replay of the second-quarter webcast will be available for two weeks at www.williamslp.com.

Williams Partners — 2Q 2007 Financial Results — Aug. 2, 2007	Page 3 of 4

Form 10-Q
     The partnership plans to file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams Partners’ reports, filings and other public announcements might contain or incorporate by reference forward-looking statements — statements that do not directly or exclusively relate to historical facts. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will” and other similar words. These statements are based on our intentions, beliefs and assumptions about future events and are subject to risks, uncertainties and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells and competitive factors, the success of Williams Partners’ gathering and transportation businesses depends on its ability to connect new sources of natural gas supply, which is dependent on factors beyond its control; any decrease in supplies of natural gas could adversely affect Williams Partners’ business and operating results; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; lower natural gas and oil prices could adversely affect Williams Partners’ fractionation and storage businesses; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected; Williams Partners’ future financial and operating flexibility may be adversely affected by restrictions in its indentures and by its leverage; Williams Partners’ partnership agreement limits its general partner’s fiduciary duties to Williams Partner’s unitholders for actions taken by the general partner that might otherwise constitute breaches of fiduciary duty; even if unitholders are dissatisfied, they currently have little ability to remove Williams Partners’ general partner without its consent; The Williams Companies, Inc.’s credit agreement and The Williams Companies, Inc.’s public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by The Williams Companies Inc’s credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do n ot receive any cash distributions from Williams Partners; and Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to closely consider the disclosures and risk factors in Williams Partners’ annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 28, 2007, and Williams Partners’ quarterly reports on Form 10-Q available from Williams Partners’ offices or from Williams Partners’ website at www.williamslp.com.

Williams Partners — 2Q 2007 Financial Results — Aug. 2, 2007	Page 4 of 4

Reconciliation of Non-GAAP Measures
(UNAUDITED)

     This press release includes certain financial measures, Recurring Segment Profit, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
     For Williams Partners L.P., Recurring Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Recurring Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.
     For Williams Partners L.P. we define Distributable Cash Flow as net income (loss) plus the non-cash affiliate interest expense associated with the advances from affiliate that were forgiven by Williams, depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less our equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures. For Discovery we define Distributable Cash Flow as net income (loss) plus depreciation, amortization and accretion and less maintenance capital expenditures. Our equity share of Discovery’s Distributable Cash Flow is 60%.
     For Williams Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, attributable to partnership operations plus the actual cash distributed by Discovery. The total Distributable Cash Flow attributable to partnership operations is then allocated between the general partner and the limited partners in accordance with the cash distribution provisions of our partnership agreement. The resulting Distributable Cash Flow attributable to partnership operations and to its limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
     This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Recurring Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited Partner is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2006*			2007
(Thousands, except per-unit amounts)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Recurring Segment Profit” to GAAP “Segment Profit”

Gathering and Processing — West	$36,653	$37,237	$73,890	$31,276	$38,623	$69,899
Gathering and Processing — Gulf	5,860	3,659	9,519	3,638	3,670	7,308
NGL Services	2,050	1,984	4,034	53	5,606	5,659

Segment Profit	44,563	42,880	87,443	34,967	47,899	82,866
Non-recurring Items:
Gathering and Processing — West
Condensate revenue adjustment	—	(1,900)	(1,900)
2005-2006 retroactive charges for customer contract	—	—	—	(848)	—	(848)
Adjust right-of-way prepaid expense	—	—	—	1,243	—	1,243
Adjust 2006 incentive compensation accrual	—	—	—	(899)	—	(899)
Adjust asset retirement obligation	—	—	—	785	—	785
Adjust other accounts payable items	(3,300)	(700)	(4,000)	—	—	—
NGL Services
Correction of product imbalance valuation	—	—	—	1,437	—	1,437
Other items:
Gathering and Processing — West
Gain on sale of LaMaquina treating facility	(3,619)	—	(3,619)	—	—	—

Recurring Segment Profit	$37,644	$40,280	$77,924	$36,685	$47,899	$84,584

*	Because Four Corners and the additional 20% interest in Discovery were affiliates of Williams at the time of these acquisitions, the transactions were between entities under common control, and have been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners and Equity Earnings in Discovery throughout the periods presented.

	2006*			2007
(Thousands, except per-unit amounts)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow Excluding Equity Investments” to GAAP “Net income”

Net income	$39,514	$34,768	$74,282	$13,809	$26,184	$39,993
Depreciation, amortization and accretion	10,714	10,852	21,566	13,178	11,234	24,412
Amortization of natural gas purchase contract	1,354	1,322	2,676	1,188	1,189	2,377
Non-cash amortization of debt issuance costs included in interest expense	—	26	26	404	403	807
Equity earnings — Discovery	(5,671)	(3,521)	(9,192)	(3,931)	(3,875)	(7,806)
Reimbursements from Williams under omnibus agreement	1,248	1,183	2,431	842	825	1,667
Maintenance capital expenditures (a)	(6,391)	(6,636)	(13,027)	(9,147)	(9,156)	(18,303)

Distributable Cash Flow Excluding Equity Investments	$40,768	$37,994	$78,762	$16,343	$26,804	$43,147

Less: Pre-partnership Four Corners net income allocated to general partner	(33,415)	(30,624)	(64,039)	—	—	—
Less: Pre-partnership Four Corners depreciation, amortization and accretion expense	(9,814)	(9,666)	(19,480)	—	—	—
Plus: Pre-partnership Four Corners maintenance capital expenditures	5,226	4,872	10,098	—	—	—
Plus: Discovery’s cash distributions to Williams Partners L.P.	4,400	3,600	8,000	3,600	10,869	14,469

Distributable cash flow attributable to partnership operations	7,165	6,176	13,341	19,943	37,673	57,616

Distributable Cash Flow attributable to partnership operations allocable to general partner	410	125	535	1,106	9,362	10,468

Distributable Cash Flow attributable to limited partnership operations allocable to limited partners	$6,755	$6,051	$12,806	$18,837	$28,311	$47,148

Weighted average number of units outstanding:	14,006,146	14,923,619	14,467,417	39,358,798	39,358,798	39,358,798

Distributable Cash Flow attributable to partnership operations per limited partner unit:	$0.48	$0.41	$0.89	$0.48	$0.72	$1.20

(a) Maintenance capital expenditures includes certain well connection capital.

Discovery Producer Services
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$9,452	$5,868	$15,320	$6,551	$6,460	$13,011
Depreciation and accretion	6,379	6,374	12,753	6,483	6,508	12,991
Maintenance capital expenditures	(516)	(506)	(1,022)	(429)	(595)	(1,024)

Distributable Cash Flow — 100%	$15,315	$11,736	$27,051	$12,605	$12,373	$24,978

Distributable Cash Flow — our 60% interest	$9,189	$7,042	$16,231	$7,563	$7,424	$14,987

*	Because Four Corners and the additional 20% interest in Discovery were affiliates of Williams at the time of these acquisitions, the transactions were between entities under common control, and have been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners and Equity Earnings in Discovery throughout the periods presented.

Consolidated Statements of Income
(UNAUDITED)

	2006*			2007
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Revenues:
Product sales:
Affiliate	$58,396	$63,370	$121,766	$56,552	$62,119	$118,671
Third-party	2,792	7,766	10,558	6,313	5,070	11,383
Gathering and processing:
Affiliate	9,933	10,756	20,689	9,491	8,743	18,234
Third-party	51,376	49,405	100,781	51,103	51,422	102,525
Storage	5,105	5,924	11,029	6,410	6,818	13,228
Fractionation	3,953	2,989	6,942	1,917	2,616	4,533
Other	1,180	976	2,156	2,029	2,481	4,510

Total revenues	132,735	141,186	273,921	133,815	139,269	273,084

Cost and expenses:
Product cost and shrink replacement:
Affiliate	21,380	18,057	39,437	21,725	18,520	40,245
Third-party	22,620	26,662	49,282	20,470	26,157	46,627
Operating and maintenance expense:
Affiliate	15,686	13,401	29,087	14,328	10,484	24,812
Third-party	21,100	28,167	49,267	28,185	23,759	51,944
Depreciation, amortization and accretion	10,714	10,852	21,566	13,178	11,234	24,412
General and administrative expense:
Affiliate	7,281	9,227	16,508	9,406	9,644	19,050
Third-party	1,305	950	2,255	664	1,189	1,853
Taxes other than income	2,283	1,757	4,040	2,114	2,626	4,740
Other	(3,643)	328	(3,315)	460	198	658

Total costs and expenses	98,726	109,401	208,127	110,530	103,811	214,341

Operating income	34,009	31,785	65,794	23,285	35,458	58,743

Equity earnings — Discovery	5,671	3,521	9,192	3,931	3,875	7,806
Interest expense:
Affiliate	(15)	(15)	(30)	(15)	(15)	(30)
Third-party	(221)	(633)	(854)	(14,375)	(14,395)	(28,770)
Interest income	70	110	180	983	1,261	2,244

Net income	$39,514	$34,768	$74,282	$13,809	$26,184	$39,993

*	Because Four Corners and the additional 20% interest in Discovery were affiliates of Williams at the time of these acquisitions, the transactions were between entities under common control, and have been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners and Equity Earnings in Discovery throughout the periods presented.

Segment Profit & Operating Statistics
(UNAUDITED)

	2006*			2007
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr	2nd Qtr	Y-T-D

Gathering and Processing — West
Segment revenues	$115,672	$127,794	$243,466	$120,428	$125,047	$245,475
Product cost	38,277	41,800	80,077	39,675	42,313	81,988
Operating and maintenance expense	29,095	34,525	63,620	33,097	29,487	62,584
Depreciation, amortization and accretion	9,814	9,952	19,766	12,175	10,203	22,378
Direct general and administrative expenses	3,400	2,361	5,761	1,821	1,797	3,618
Other, net	(1,567)	1,919	352	2,384	2,624	5,008

Segment profit	$36,653	$37,237	$73,890	$31,276	$38,623	$69,899

Gathering and Processing — Gulf
Segment revenues	$733	$676	$1,409	$561	$459	$1,020
Operating and maintenance expense	242	231	473	550	361	911
Depreciation and accretion	300	300	600	304	303	607
Direct general and administrative expenses	2	7	9	—	—	—

Segment operating income (loss)	189	138	327	(293)	(205)	(498)
Equity earnings	5,671	3,521	9,192	3,931	3,875	7,806

Segment profit	$5,860	$3,659	$9,519	$3,638	$3,670	$7,308

NGL Services
Segment revenues	$16,330	$12,716	$29,046	$12,826	$13,763	$26,589
Operating and maintenance expense	7,449	6,812	14,261	8,866	4,395	13,261
Product cost	5,723	2,919	8,642	2,520	2,364	4,884
Depreciation and accretion	600	600	1,200	699	728	1,427
Direct general and administrative expenses	301	235	536	498	470	968
Other, net	207	166	373	190	200	390

Segment profit	$2,050	$1,984	$4,034	$53	$5,606	$5,659

*	Because Four Corners and the additional 20% interest in Discovery were affiliates of Williams at the time of these acquisitions, the transactions were between entities under common control, and have been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners and Equity Earnings in Discovery throughout the periods presented.

Operating Information:
Williams Partners:
Conway storage revenues	$5,105	$5,924	$11,029	$6,410	$6,818	$13,228
Conway fractionation volumes (bpd) — our 50%	46,042	39,669	42,838	31,316	36,220	33,781
Carbonate Trend gathered volumes (MMBtu/d)	33,407	29,327	31,356	25,187	19,127	22,140
Williams Four Corners — 100%:
Gathered volumes (MMBtu/d)	1,511,867	1,473,371	1,492,619	1,452,694	1,461,514	1,457,129
Processed volumes (MMBtu/d)	868,200	861,876	865,038	866,116	872,091	869,120
Liquid sales gallons (000s)	41,413	43,874	85,287	45,603	39,031	84,634
Net liquids margin (cents/gallon)	$0.37	$0.49	$0.44	$0.41	$0.53	$0.46
Discovery Producer Services — 100%
Gathered volumes (MMBtu/d)	581,788	342,037	459,360	547,504	616,172	582,028
Gross processing margin ($/MMBtu)	$0.16	$0.25	$0.19	$0.23	$0.24	$0.24